EXHIBIT 10.2

RESIGNATION AGREEMENT

This Agreement by and between Pamela B. Westbrook (“Ms. Westbrook”) a resident of Sugar Land, Texas, and Cyberonics, Inc. (“Cyberonics” or “Company”), a Delaware corporation, is made and effective this 19th day of November, 2006 (“Effective Date”).

Whereas, Ms. Westbrook is employed by Cyberonics as Vice President, Finance and Administration, and Chief Financial Officer pursuant to an Employment Agreement dated June 15, 2006 and effective through June 1, 2009 (“Employment Agreement”);

Whereas, Cyberonics has granted Ms. Westbrook stock options pursuant to agreements providing grant dates of October 12, 1998; June 25, 2001; May 14, 2002; June 2, 2003; May 25, 2004; and August 18, 2004 (collectively, “Stock Option Agreements”);

Whereas, Cyberonics has granted Ms. Westbrook restricted stock pursuant to an agreement providing a grant date of June 1, 2005 (“Restricted Stock Agreement”);

Whereas, effective immediately, Ms. Westbrook desires voluntarily to resign as Vice President, Finance and Administration, and Chief Financial Officer and all other positions she may have with Cyberonics or any affiliated company, and Cyberonics desires to accept such resignation effective immediately;

Whereas, in connection with Ms. Westbrook’s resignation, the parties desire to amend and restate their rights and obligations with respect to each other;

Now, therefore, for good and valuable consideration, the sufficiency of which is hereby acknowledged, Ms. Westbrook and Cyberonics agree:

1. To be effective immediately, Ms. Westbrook hereby resigns as Vice President, Finance and Administration, and Chief Financial Officer and from all other positions she may hold with Cyberonics or any affiliated company, and Cyberonics hereby accepts Ms. Westbrook’s resignation from all such positions.

2. Within five (5) business days of the Effective Date of this Agreement, Cyberonics shall pay Ms. Westbrook in cash three hundred thousand dollars ($300,000).

3. Cyberonics shall cause all stock options previously granted Ms. Westbrook pursuant to the Stock Option Agreements and all shares of restricted stock previously granted to Ms. Westbrook pursuant to the Restricted Stock Agreement which have not previously vested but would have vested during the 12-month period following the Effective Date had she remained employed immediately to vest on the Effective Date. All remaining unvested options and unvested restricted stock shall terminate and be canceled on the Effective Date. All vested options shall become fully exercisable and all shares of restricted stock shall become freely tradable, subject to such restrictions, if any, as required by federal law or regulation or the regulation of any stock exchange. Any exercise of such options shall be according to the terms and conditions of the Stock Option Agreements and the stock option plans pursuant to which such options were granted; provided, however, if the Company and its public accountants determine that it is required by U.S. Generally Accepted Accounting Principles that the measurement date for any such options must be modified, the exercise price for such options shall be adjusted to satisfy the requirements of the plan(s) with respect to such modified measurement date. Such options shall remain exercisable through the 90th day after the Effective Date, provided that, subject to approval of the Board of Directors, Ms. Westbrook shall have no fewer than thirty (30) days to exercise such options after the Company’s Registration Statements on Form S-8 for the applicable option plans become effective.

4. If the Company and its public accountants determine that it is required by U.S. Generally Accepted Accounting Principles to make a restatement in the next Annual Report on Form 10-K filed with the SEC that would have resulted in Ms. Westbrook not earning a bonus for any such period, then Ms. Westbrook shall within five (5) business days of receiving notice of such restatement repay to Cyberonics that portion of any cash bonus, or tender to Cyberonics the share certificates for any bonus paid in restricted stock, that would not have been earned had the restated financial reports been used to calculate such bonus. The notice for Cyberonics to Ms. Westbrook shall be sent after the restatement is filed and shall contain a detailed explanation with supporting documentation of how and why such bonus was recalculated.

5. If Ms. Westbrook elects to continue medical and dental coverage (including dependent coverage) under Cyberonics’ medical and dental insurance programs pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), Cyberonics shall pay the premium for such coverage until the first annual anniversary of the Effective Date. Such coverage shall be at the same level of coverage received by Ms. Westbrook during the last 12 months of her employment.

6. Ms. Westbrook shall receive such benefits as she may have from the Cyberonics’ pension and welfare benefit plans according to the terms and conditions of those plans pursuant to any elections made by Ms. Westbrook. In addition, within five (5) business days of the Effective Date of this Agreement, Ms. Westbrook shall submit any request for reimbursement of any business expenses incurred in the course of her duties prior to the Effective Date. Cyberonics shall promptly review and process any such request.

7. The letter agreement regarding the Advancement of Attorney’s Fees dated October 12, 2006 between Ms. Westbrook and Cyberonics shall remain in full force and effect.

8. Sections 7, 8 and 9 of the Employment Agreement shall remain in full force and effect.

9. Except as expressly set forth herein in Paragraph 8, the Employment Agreement is superseded and extinguished by this Agreement.

10. On reasonable notice and request of Cyberonics’ General Counsel or such other person designated by the Board, Ms. Westbrook shall cooperate with Cyberonics in all matters related to her employment with Cyberonics or the winding up of any pending work and the orderly transfer of such work; any investigation or inquiry undertaken by Cyberonics, its Board or any committee of the Board, or any governmental agency or stock exchange including without limitation the Securities Exchange Commission, the Department of Justice and The Nasdaq Stock Market, Inc.; and with respect to any litigation or administrative proceeding against Cyberonics or any employee, officer, or director of Cyberonics, provided such cooperation as described above is not unduly burdensome and does not interfere with other employment, her personal affairs or any previously scheduled employment or business commitment of Ms. Westbrook that cannot be rescheduled. Ms. Westbrook agrees to use her best efforts to reschedule any such commitments and Cyberonics agrees that it will use its best efforts to attempt to minimize the amount of time it may require of Ms. Westbrook. Cyberonics also agrees to pay Ms. Westbrook her reasonable expenses, including without limitation, travel, legal, accounting, and other related expenses.

11. Ms. Westbrook will deliver to Cyberonics within ten (10) business days of the Effective Date all business records in her possession, custody, or control, including without limitation all analyses, correspondence, data, or information, memoranda, notes, records, documents, or other materials (in whatever form maintained, whether electronic, hard copy or otherwise) composed or received by Ms. Westbrook, solely or jointly with others, related in any manner to the past, present, or anticipated business of Cyberonics or any affiliated company and all property owned by Cyberonics or any affiliated company, provided, however, that in the event Cyberonics and Ms. Westbrook enter into a consulting agreement to facilitate Cyberonics’ filing of its Form 10-K for the fiscal year ended April 28, 2006 and its delinquent Form 10-Q, and any necessary restated financial statements, Cyberonics may, in its sole discretion, extend the time for such delivery to and until the termination of any such consulting agreement. Ms. Westbrook represents and agrees that she has no claim or right, title or interest in any property designated on Cyberonics’ records as property or assets of Cyberonics. Ms. Westbrook shall, within ten (10) business days of the Effective Date, remove all property owned by her from Cyberonics’ premises. This paragraph does not apply to any personal documents, records, or property of Ms. Westbrook as well as any documents that are attorney/client privileged between Ms. Westbrook and her personal counsel or constitute work product of Ms. Westbrook or her personal counsel.

12. Except as provided herein, Ms. Westbrook does hereby release, acquit, and discharge Cyberonics, its directors, officers, employees, agents, attorneys, and representatives, past and present, and Cyberonics does hereby release, acquit and discharge Ms. Westbrook, from any and all claims and from any and all causes of action of any kind or character, whether now known or not known, either may have with respect to bonuses, compensation, expenses, remuneration, salary, severance or wages payable under her Employment Agreement. The payments or consideration provided in paragraphs 2 and 3 of this Agreement are in full satisfaction and compromise of any obligations which Cyberonics may have to Ms. Westbrook for compensation or payments including without limitation any and all claims for salary, bonuses, severance, stock, stock options or tax gross-up payments.

13. Should any provision of this Agreement be held to be invalid or wholly or partially unenforceable by a final, non-appealable judgment in a court of competent jurisdiction, such holding shall not invalidate or void the remainder of this Agreement, and those portions held to be invalid or unenforceable shall be revised and reduced in scope so as to be valid and enforceable or, if such is not possible, then such portions shall be deemed to have been wholly excluded with the same force and effect as if it had never been included herein.

14. The parties understand and agree that the terms of this Agreement are to compromise doubtful and disputed claims between them, avoid litigation, and buy peace, and that no statement or consideration herein shall be construed as an admission of any claim, such admissions being expressly denied.

15. Ms. Westbrook and Cyberonics, its directors, officers, employees, representatives, attorneys, and agents of Cyberonics shall not make any public or private statement with respect to each other (including, as to Ms. Westbrook, any statement with respect to the directors, officers, employees, representatives, attorneys, and agents of Cyberonics) which are derogatory, disparaging or may tend to injure such person in its or their business, public or private affairs. The foregoing obligations shall not apply to information required to be disclosed or requested by any governmental agency, court or stock exchange, or any law, rule or regulation.

16. This Agreement shall be governed by and construed and enforced, in all respects, in accordance with the laws of the State of Texas without regard to conflict of law principles unless preempted by federal law, in which case federal law shall govern.

17. Except as expressly provided herein, this Agreement supersedes, replaces, and merges all previous agreements and discussions relating to Ms. Westbrook’s resignation from all positions with Cyberonics and constitutes the entire agreement between Ms. Westbrook and Cyberonics with respect to Ms. Westbrook’s resignation. The parties execute this Agreement without reliance on any representation or promise, of any kind or character, not expressly set forth herein. This Agreement may not be changed or terminated orally, and no change, termination, or waiver of this Agreement or any of the provisions herein contained shall be binding unless made in writing and signed by all parties, and in the case of Cyberonics, by an authorized officer.

18. Except with respect to injunctive relief in the event of an alleged breach of the obligations set forth in the Employment Agreement paragraph 8 or as may be required under the terms and conditions of any benefit plan, all disputes or controversies, if any, arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before an arbitrator in Houston, Texas in accordance with the Employment Dispute Resolution rules of the American Arbitration Association then in effect. The decision of the Arbitrator shall be final and binding. Judgment may be entered on the Arbitrator’s award in any court having jurisdiction.

19. Any notices required or permitted to be given under this Agreement shall be properly made if delivered, in the case of Cyberonics, to:

100 Cyberonics Boulevard, Suite 600
Houston, Texas 77058
Attention: General Counsel

In the case of Ms. Westbrook to:

26 Schubach Drive
Sugar Land, Texas 77479

20. Any payments made or consideration provided pursuant to this Agreement shall be less withholding for federal, state or local taxes as may be required by law or applicable regulation. Cyberonics shall pay all such tax withholding to the United States Treasury or other government account as required by statute or federal regulations. Ms. Westbrook shall be solely responsible for payment of all taxes incurred with respect to the payments set forth herein, including but not limited to federal income and excise taxes.

21. This Agreement shall be for the benefit of and binding upon the parties and their respective heirs, personal representatives, legal representatives, successors and, as to Cyberonics, assigns, including without limitation, any successor to Cyberonics by merger, consolidation, sale of stock or assets, or otherwise.

In witness whereof, the parties have caused this Agreement to be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument, at Houston, Harris County, Texas on the Effective Date.

/S/ Pamela B. Westbrook
Pamela B. Westbrook

Cyberonics, Inc.

By: /S/ David S. Wise